Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay	Nick Kormeluk	Steve Iaco
Sr. Executive Vice President	Sr. Vice President	Sr. Managing Director of
and Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8905	310.606.5016	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS SECOND QUARTER
REVENUE INCREASE OF 65%, EARNINGS PER SHARE RISE OF 94%
AND RAISES GUIDANCE FOR 2007

Los Angeles, CA — July 30, 2007 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported second quarter 2007 revenue increased 64.9% to $1.5 billion and diluted earnings per share increased 118.5% to $0.59 compared to the second quarter of 2006.  Excluding one-time charges(1), second quarter 2007 diluted earnings per share was $0.66, representing an increase of 94.1% from the second quarter of 2006.

The strong earnings growth was achieved despite a $28.8 million increase in interest expense associated with the financing of the Trammell Crow Company acquisition and the exclusion of $4.1 million of gains from Development Services activities, which cannot be recognized under purchase accounting rules.

Management’s Commentary

“We continue to experience strong revenue growth from all business lines and geographic regions,” said Brett White, President and Chief Executive Officer of CB Richard Ellis.

“Our performance in EMEA and Asia-Pacific continues to tell a compelling story of strong growth and increased profitability.  We are the largest provider of commercial real estate services in the EMEA and Asia Pacific markets combined, and as reflected by our strong second quarter results, we are continuing to capture market share and capitalize on the increasing globalization of capital flows.

“In the Americas, we generated solid organic growth for the quarter.  Leasing revenues resumed double-digit growth in the second quarter, fueled by increased absorption and higher rental rates, while capital markets activities remained strong.  We also benefited from significant positive performance in our Investment Management business.”  Mr. White added, “Our combination with Trammell Crow Company has proceeded exceptionally well, providing enhanced strength in our Outsourcing Services platform.  Integration has proceeded rapidly and the results are better than we expected.”

Second Quarter Highlights

For the second quarter of 2007, the Company generated revenue of $1.5 billion, up 64.9% over the $903.5 million posted in the second quarter of 2006.  The Company reported net income of $141.1 million, or $0.59 per diluted share, in the second quarter of 2007 compared with net income of $64.3 million, or $0.27 per diluted share, in the second quarter of 2006.

Excluding one-time items, the Company would have earned net income(2) of $157.3 million, or $0.66 per diluted share, in the second quarter of 2007, an increase of 98.6% and 94.1%, respectively, compared with net income of $79.2 million, or $0.34 per diluted share, in the second quarter of 2006.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $252.2 million for the second quarter of 2007, an increase of $105.2 million, or 71.6%, from the same quarter last year despite the inclusion of $15.4 million(4) of acquisition-related expenses.

The Company’s second quarter results reflect strong organic growth as well as contributions from acquisitions completed in 2006 (particularly the acquisition of Trammell Crow Company in December), which accounted for about half of the Company’s quarter-over-quarter revenue growth.  The Company has now achieved double-digit organic revenue increases for 19 straight quarters.

The integration of Trammell Crow Company is progressing well and is ahead of schedule with regard to the timing and attainment of synergy savings.  The Company is now forecasting annualized net expense synergy savings of $90 million, and expects to realize 60% of those savings in calendar year 2007.

In line with the Company’s strategy to reduce debt, the Company repaid $127.8 million of its senior secured term loans in the second quarter of 2007 and an additional $75.0 million in July of 2007.  The Company expects to achieve annual cash interest savings of approximately $14 million as a result of its de-leveraging efforts to date in 2007.

Six-Month Results

Revenue was $2.7 billion for the six months ended June 30, 2007, up $1.0 billion, or 63.4%, compared to the same period last year.  Nearly half of the increase was due to organic growth, with the remainder attributable to acquisitions completed in 2006, particularly the acquisition of Trammell Crow Company in December.  The Company reported net income of $153.1 million, or $0.65 per diluted share, for the six months ended June 30, 2007 compared to net income of $101.2 million, or $0.43 per diluted share, in the same period last year.

Excluding one-time items, the Company would have earned net income of $222.3 million, or $0.94 per diluted share, for the six months ended June 30, 2007, up 86.4% and 84.3%, respectively, over net income of $119.3 million, or $0.51 per diluted share, for the six months ended June 30, 2006.

EBITDA was $336.5 million for the six months ended June 30, 2007, up $106.9 million or 46.5% compared to the same period last year despite the inclusion of $93.0 million(5) of acquisition-related expenses.

Second-Quarter Segment Highlights

Americas Region

Second quarter revenue for the Americas region, including the U.S., Canada, Mexico and Latin America, increased 56.4% to $934.0 million, compared with $597.2 million for the second quarter of 2006.  Approximately one-fourth of the improvement was due to organic growth, while the remainder of the revenue increase was driven by acquisitions, particularly the Trammell Crow Company acquisition.  The organic growth reflects improvement across all of our business lines.

Operating income for the Americas region totaled $92.2 million for the second quarter of 2007, compared with $84.0 million for the second quarter of 2006.  Excluding the impact of one-time items, operating income for the Americas region would have been $116.5 million for the second quarter of 2007, an increase of $31.1 million, or 36.4%, as compared to $85.4 million for the second quarter of last year.  The Americas region’s EBITDA totaled $116.5 million for the second quarter of 2007, an increase of $21.3 million from last year’s second quarter despite the inclusion of $14.9 million(6) of acquisition-related expenses.

EMEA Region

Revenue for the EMEA region increased 72.2% to $330.8 million for the second quarter of 2007, compared with $192.2 million for the second quarter of 2006.  This revenue increase was mostly organic and was primarily driven by strong performance in the United Kingdom, France, Germany and Spain.

Operating income for the EMEA segment totaled $64.5 million for the second quarter of 2007, compared with $32.5 million for the same period last year.   Excluding the impact of one-time items, operating income for the EMEA region would have been $65.0 million for the second quarter of 2007, an increase of $32.0 million, or 97.2%, from the second quarter of last year.  EBITDA for the EMEA region totaled $67.2 million for the second quarter of 2007, an increase of $31.4 million, or 87.8%, from last year’s second quarter.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $121.8 million for the second quarter of 2007, a 39.6% increase from $87.2 million for the second quarter of 2006.  This revenue increase was predominantly organic and was driven by improved performance in Australia, China, Singapore and Japan.

Operating income for the Asia Pacific segment doubled to $24.6 million for the second quarter of 2007 compared to $12.3 million for the same period last year.  EBITDA for the Asia Pacific segment totaled $23.1 million for the second quarter of 2007, an increase of $10.9 million, or 89.9%, from last year’s second quarter.

The Asia Pacific segment did not incur any significant one-time costs in the current or prior year quarter.

Global Investment Management Business

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $83.8 million for the second quarter of 2007, a 210.3% increase from the $27.0 million recorded in the second quarter of 2006.  This increase was mainly due to higher carried interest revenue earned and higher investment management fees in the U.S. and the U.K.  The increase in investment management fees, a recurring revenue stream, was driven by growth in assets under management to $33.2 billion as of the end of the second quarter, up $4.6 billion, or 16.1%, from year-end 2006.

This segment reported operating income of $28.5 million for the second quarter of 2007, compared with an operating loss of $1.0 million for the same period last year.  EBITDA for this segment totaled $41.1 million for the second quarter of 2007, an increase of $37.2 million, or 963.3%, from last year’s second quarter.  The improved performance was mainly attributable to the aforementioned increase in carried interest revenue and asset management fees.  As compared with the prior year second quarter, revenue recognized from funds liquidating (carried interest revenue) increased by $24.1 million; however, it was partially offset by $5.9 million of higher incentive compensation expense recognized for dedicated executives and team leaders associated with this segment’s carried interest programs.

For the second quarter of 2007, the Company recorded a total of $12.8 million of incentive compensation expense related to carried interest revenue, only $0.2 million of which pertained to revenue recognized during the second quarter of 2007 with the remainder relating to future periods’ revenue.  Revenues associated with these expenses cannot be recognized until certain contractual hurdles are met.  The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset the additional $12.6 million of incentive compensation expense recognized.

The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Development Services

The Development Services segment consists of real estate development and investment activities primarily in the U.S. acquired with the Trammell Crow Company in December 2006.  Revenue for this segment totaled $19.9 million for the second quarter of 2007.

This segment generated an operating loss of $11.2 million for the second quarter of 2007.  Excluding the impact of one-time items, the operating loss would have been $10.9 million.  EBITDA for this segment was $4.4 million for the second quarter of 2007.  Excluding the impact of purchase accounting, the Company’s earnings would have increased by approximately $4.1 million from net gains on real estate sold during the second quarter of 2007.

Development projects in process as of June 30, 2007 totaled $6.2 billion, a 15% increase from year-end 2006. The inventory of pipeline deals as of June 30, 2007 stood at $3.4 billion.  The combined total of $9.6 billion of in-process and pipeline activity is at a high for this business.

Guidance

The Company is increasing its full year guidance for 2007. CB Richard Ellis expects to generate full year diluted earnings per share growth of approximately 50%, excluding one-time charges, as compared to 2006 performance.  This raised guidance was based upon the strength of our first half performance and it takes into account that a portion of the gains from the Global Investment Management business were expected later in the year, a lower tax provision rate, and our outlook for the balance of the year.  This will be discussed further during our conference call.

The Company’s second-quarter earnings conference call will be held on Tuesday, July 31, 2007 at 10:30 a.m. Eastern Daylight Time (EDT).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 800-230-1059 for U.S. callers and 612-234-9959 for international callers.  A replay of the call will be available starting at 2:00 p.m. EDT on July 31, 2007 and ending at midnight EDT on August 14, 2007. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 880323.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), an S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2006 revenue). With over 24,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate and partner offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting.  In 2007, BusinessWeek named CB Richard Ellis one of the 50 “best in class” companies across all industries.  Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2007, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; any general economic recession domestically or internationally; general conditions of financial liquidity for real estate transactions, including the growth in cross-border capital flows; our ability to leverage our platform to sustain revenue growth and capture market share; our ability to retain and incentivize producers; our levels of borrowing and cash interest savings resulting from debt reductions; and the integration of our acquisitions (in particular, the Trammell Crow Company) and the level of synergy savings achieved as a result.

Additional information concerning factors that may influence CB Richard Ellis Group, Inc.’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2006, and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)             One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions and the loss on sale of trading securities acquired in the Trammell Crow Company acquisition.

(2)             A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3)             The Company’s management believes that EBITDA is useful in evaluating its performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the performance of various business lines and for other discretionary purposes, including as a significant component when measuring its performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

(4)             Includes merger-related expenses of $2.9 million and integration costs related to acquisitions of $12.5 million, the majority of which related to the Trammell Crow Company acquisition.

(5)             Includes merger-related expenses of $34.7 million, the loss on sale of trading securities acquired in the Trammell Crow Company acquisition of $33.6 million and integration costs related to acquisitions of $24.7 million, the majority of which related to the Trammell Crow Company acquisition.

(6)             Includes merger-related expenses of $2.9 million and integration costs related to acquisitions of $12.0 million, the majority of which related to the Trammell Crow Company acquisition.

CB RICHARD ELLIS GROUP, INC.
OPERATING RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
 (Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue(1)	$1,490,363	$903,544	$2,704,324	$1,654,816

Costs and expenses:
Cost of services(1)	791,605	479,812	1,441,278	891,438
Operating, administrative and other	469,754	283,598	881,691	548,759
Depreciation and amortization	27,511	12,255	54,879	27,185
Merger-related charges	2,877	—	34,732	—

Operating income	198,616	127,879	291,744	187,434
Equity income from unconsolidated subsidiaries	25,915	8,428	30,164	16,841
Minority interest (income) expense	(165)	1,580	2,735	1,809
Other loss	—	—	37,534	—
Interest income	5,972	2,976	12,985	6,566
Interest expense	42,173	13,352	84,155	27,287
Loss on extinguishment of debt	—	22,255	—	22,255

Income before provision for income taxes	188,495	102,096	210,469	159,490
Provision for income taxes	47,360	37,842	57,357	58,326

Net income	$141,135	$64,254	$153,112	$101,164

Basic income per share	$0.61	$0.28	$0.67	$0.45

Weighted average shares outstanding for basic income per share	230,543,095	225,964,727	230,105,706	225,763,242

Diluted income per share	$0.59	$0.27	$0.65	$0.43

Weighted average shares outstanding for diluted income per share	237,475,584	233,655,941	237,206,344	233,304,306

EBITDA	$252,207	$146,982	$336,518	$229,651

_______________________________________________

(1)          Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations were more appropriately accounted for on a grossed up basis versus a net expense basis.  Accordingly, the Company’s management reclassified such reimbursements from cost of services to revenue for the three and six months ended June 30, 2006 to be consistent with the presentation for the three and six months ended June 30, 2007.  These reimbursements totaled $67.3 million and $138.5 million for the three and six months ended June 30, 2006, respectively.   This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

CB RICHARD ELLIS GROUP, INC.
SEGMENT RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Americas
Revenue(1)	$934,018	$597,169	$1,725,903	$1,090,506
Costs and expenses:
Cost of services(1)	568,895	337,571	1,049,787	618,299
Operating, administrative and other	250,887	167,517	489,335	328,810
Depreciation and amortization	19,143	8,035	38,214	15,881
Merger-related charges	2,877	—	34,732	—
Operating income	$92,216	$84,046	$113,835	$127,516
EBITDA	$116,524	$95,194	$123,673	$149,748

EMEA
Revenue(1)	$330,813	$192,164	$556,166	$356,888
Costs and expenses:
Cost of services(1)	167,605	97,383	287,202	190,272
Operating, administrative and other	95,590	59,661	164,761	111,812
Depreciation and amortization	3,129	2,659	6,078	8,317
Operating income	$64,489	$32,461	$98,125	$46,487
EBITDA	$67,179	$35,780	$103,945	$55,196

Asia Pacific
Revenue(1)	$121,760	$87,195	$215,762	$150,013
Costs and expenses:
Cost of services(1)	55,105	44,858	104,289	82,867
Operating, administrative and other	40,461	28,931	73,911	52,103
Depreciation and amortization	1,596	1,057	3,028	1,986
Operating income	$24,598	$12,349	$34,534	$13,057
EBITDA	$23,058	$12,144	$32,556	$14,242

Global Investment Management
Revenue	$83,838	$27,016	$169,428	$57,409
Costs and expenses:
Operating, administrative and other	54,648	27,489	100,951	56,034
Depreciation and amortization	652	504	1,272	1,001
Operating income (loss)	$28,538	$(977)	$67,205	$374
EBITDA	$41,086	$3,864	$80,020	$10,465

Development Services
Revenue	$19,934	$—	$37,065	$—
Costs and expenses:
Operating, administrative and other	28,168	—	52,733	—
Depreciation and amortization	2,991	—	6,287	—
Operating loss	$(11,225)	$—	$(21,955)	$—
EBITDA	$4,360	$—	$(3,676)	$—

__________________________________________________

(1)   Pursuant to Emerging Issues Task Force (EITF) 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out of Pocket’ Expenses Incurred,” and EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent,” the Company’s management concluded that certain reimbursements (primarily salaries and related costs) related to its facilities and property management operations were more appropriately accounted for on a grossed up basis versus a net expense basis.  Accordingly, the Company’s management reclassified such reimbursements from cost of services to revenue for the three and six months ended June 30, 2006 to be consistent with the presentation for the three and six months ended June 30, 2007.  This reclassification had no impact on operating income, EBITDA, net income or earnings per share.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$141,135	$64,254	$153,112	$101,164
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	6,055	(235)	12,456	2,003
Integration costs related to acquisitions, net oftax	7,780	1,162	15,054	2,090
Loss on sale of trading securities acquired in the Trammell Crow Company acquisition, net of tax	289	—	20,520	—
Loss on extinguishment of debt, net of tax	—	14,043	—	14,043
Merger-related charges, net of tax	2,074	—	21,187	—
Net income, as adjusted	$157,333	$79,224	$222,329	$119,300

Diluted income per share, as adjusted	$0.66	$0.34	$0.94	$0.51

Weighted average shares outstanding for diluted income per share, as adjusted	237,475,584	233,655,941	237,206,344	233,304,306

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$141,135	$64,254	$153,112	$101,164
Add:
Depreciation and amortization	27,511	12,255	54,879	27,185
Interest expense	42,173	13,352	84,155	27,287
Loss on extinguishment of debt	—	22,255	—	22,255
Provision for income taxes	47,360	37,842	57,357	58,326
Less:
Interest income	5,972	2,976	12,985	6,566

EBITDA	$252,207	$146,982	$336,518	$229,651

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Americas

Operating income	$92,216	$84,046	$113,835	$127,516
Amortization expense related to net revenue backlog and customer relationships acquired	9,426	—	18,854	—
Integration costs related to acquisitions	12,022	1,386	23,621	2,254
Merger-related charges	2,877	—	34,732	—

Operating income, as adjusted	$116,541	$85,432	$191,042	$129,770

EMEA

Operating income	$64,489	$32,461	$98,125	$46,487
Amortization expense related to net revenue backlog acquired	—	—	—	3,174
Integration costs related to acquisitions	533	514	1,057	1,009

Operating income, as adjusted	$65,022	$32,975	$99,182	$50,670

Asia Pacific

Operating income	$24,598	$12,349	$34,534	$13,057
Integration costs related to acquisitions	—	47	—	47

Operating income, as adjusted	$24,598	$12,396	$34,534	$13,104

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Development Services

Operating loss	$(11,225)	$—	$(21,955)	$—
Amortization expense related to incentive fees acquired	325	—	1,566	—

Operating loss, as adjusted	$(10,900)	$—	$(20,389)	$—

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Americas
Net income	$48,039	$37,241	$24,621	$62,182
Add:
Depreciation and amortization	19,143	8,035	38,214	15,881
Interest expense	35,177	11,029	76,261	23,466
Loss on extinguishment of debt	—	22,255	—	22,255
Provision (benefit) for income taxes	17,503	19,041	(7,395)	31,567
Less:
Interest income	3,338	2,407	8,028	5,603

EBITDA	$116,524	$95,194	$123,673	$149,748

EMEA
Net income	$53,176	$21,665	$77,502	$30,517
Add:
Depreciation and amortization	3,129	2,659	6,078	8,317
Interest expense	420	642	499	859
Provision for income taxes	11,256	11,162	26,409	16,209
Less:
Interest income	802	348	6,543	706

EBITDA	$67,179	$35,780	$103,945	$55,196

Asia Pacific
Net income	$14,143	$6,465	$17,475	$5,477
Add:
Depreciation and amortization	1,596	1,057	3,028	1,986
Interest expense	957	1,000	1,568	1,711
Provision for income taxes	6,445	3,674	10,660	5,159
Less:
Interest income	83	52	175	91

EBITDA	$23,058	$12,144	$32,556	$14,242

Global Investment Management
Net income (loss)	$27,029	$(1,117)	$43,526	$2,988
Add:
Depreciation and amortization	652	504	1,272	1,001
Interest expense	744	681	1,639	1,251
Provision for income taxes	12,964	3,965	34,160	5,391
Less:
Interest income	303	169	577	166

EBITDA	$41,086	$3,864	$80,020	$10,465

Development Services
Net loss	$(1,252)	$—	$(10,012)	$—
Add:
Depreciation and amortization	2,991	—	6,287	—
Interest expense	4,716	—	8,741	—
Benefit for income taxes	(808)	—	(6,477)	—
Less:
Interest income	1,287	—	2,215	—

EBITDA	$4,360	$—	$(3,676)	$—

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets:
Cash and cash equivalents	$438,168	$244,476
Restricted cash	77,576	212,938
Receivables, net	903,329	880,809
Warehouse receivable(1)	164,284	103,992
Trading securities	2,829	355,503
Real estate assets(2)	660,485	464,249
Goodwill and other intangibles, net	2,600,080	2,629,425
Investments in and advances to unconsolidated subsidiaries	233,739	227,799
Deferred compensation assets	241,209	203,271
Other assets, net	628,331	622,169
Total assets	$5,950,030	$5,944,631
Liabilities:
Current liabilities, excluding debt	$1,190,847	$1,587,163
Warehouse line of credit(1)	164,284	103,992
Revolving credit facility	41,701	—
Senior secured term loans	1,942,500	2,073,000
9¾% senior notes	—	3,310
Other debt(3)	63,243	24,415
Notes payable on real estate(4)	444,892	347,033
Deferred compensation liability	250,872	225,179
Other long-term liabilities	319,935	320,762
Total liabilities	4,418,274	4,684,854

Minority interest	162,759	78,136

Stockholders’ equity	1,368,997	1,181,641
Total liabilities and stockholders’ equity	$5,950,030	$5,944,631

(1)             Represents Freddie Mac loan receivables, which are offset by the related non-recourse warehouse line of credit facility.

(2)             Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(3)             Includes a non-recourse revolving credit line balance of $47.8 million in Development Services as of June 30, 2007.

(4)             Represents notes payable on real estate in Development Services of which $17.2 million and $17.4 million are recourse to the Company as of June 30, 2007 and December 31, 2006, respectively.